FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
October 29, 2015	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Announces Commencement of Tender Offer
for its Common Stock by ORLEN Upstream

Salt Lake City, October 29, 2015 – FX Energy, Inc. (NASDAQ: FXEN) (the “Company”) today announced that Kiwi Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of ORLEN Upstream Sp. z o.o. (“ORLEN Upstream”), has commenced a tender offer (the “Tender Offer”) to acquire all of the outstanding shares of common stock of the Company for $1.15 per share in cash, without interest and less any applicable withholding taxes. The Tender Offer is being made pursuant to an Offer to Purchase dated October 27, 2015 (the “Offer to Purchase”) and under the terms and conditions of the previously announced Agreement and Plan of Merger dated as of October 13, 2015 CET (October 12, 2015 MST) (the “Merger Agreement”) among the Company, ORLEN Upstream and Merger Sub.

The Tender Offer will expire at 12:01 a.m., Eastern time, on Wednesday, November 25, 2015, unless the Tender Offer is extended in accordance with the terms of the Merger Agreement. Following the completion of the Tender Offer and, if required, approval of the holders of shares of the Company’s common stock, ORLEN Upstream will acquire the remaining shares of the Company’s common stock not tendered pursuant to the Tender Offer for the same cash price of $1.15 per share through a merger of Merger Sub with and into the Company on the terms and subject the conditions set forth in the Merger Agreement.

Completion of the Tender Offer is conditioned on the tender of at least a majority of the outstanding shares of the Company’s common stock on a fully diluted basis, the receipt of any approval required by and/or the expiration of the mandatory waiting period under the antitrust, competition or similar laws of the Republic of Poland, and other conditions described in the Offer to Purchase.

On October 27, 2015, Merger Sub and ORLEN Upstream filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO (the “Schedule TO”), containing the Offer to Purchase, the related form of Letter of Transmittal (the “Letter of Transmittal”) and other related materials.

Also on October 27, 2015, the Company filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with respect to the Tender Offer, setting forth, among other matters, the recommendation of the Company’s Board of Directors that holders of shares of the Company’s common stock accept the Tender Offer and tender their shares to Merger Sub pursuant to the Tender Offer.

The complete terms and conditions of the Tender Offer and instructions for tendering shares pursuant to the Tender Offer are set forth in the Offer to Purchase, the Letter of Transmittal and the other related materials, copies of which can be obtained as described below under “Important Additional Information and Where You Can Find It.”

IMPORTANT ADDITIONAL INFORMATION AND WHERE YOU CAN FIND IT

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. Merger Sub and ORLEN Upstream have filed the Schedule TO with the SEC and will mail the Offer to Purchase, Letter of Transmittal and related documents to holders of the Company’s common stock. The Company also has filed the Schedule 14D-9 with the SEC. The Schedule TO, Offer to Purchase, Letter of Transmittal, Schedule 14D-9 and related documents, as they may be amended or supplemented from time to time, contain important information that should be read carefully before any decision is made with respect to the Tender Offer. These materials may be obtained for free by directing a request by mail to Georgeson, Inc., 480 Washington Boulevard, 26th Floor Jersey City, NJ 07310 or by calling toll-free in the United States (888) 663-7851. These materials also are available at no charge on the SEC’s web site at www.sec.gov.

ABOUT FX ENERGY

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Select Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

Statements in this press release regarding the proposed transaction, the expected timetable for completing the proposed transaction, benefits of the proposed transaction, future financial and operating results and any other statements about the future expectations, beliefs, goals, plans or prospects of FX Energy, Inc. constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction; the ability to obtain requisite regulatory and stockholder approval and the satisfaction of the other conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers, customers and competitors; and the other factors and financial, operational and legal risks or uncertainties described in FX Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed with the SEC under the Securities Exchange Act of 1934. FX Energy disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document except as required by law.